Exhibit 10.2

Execution Version

OMNIBUS AGREEMENT

by and between

NOBLE ENERGY, INC.

NOBLE ENERGY SERVICES, INC.

NBL MIDSTREAM, LLC

NOBLE MIDSTREAM SERVICES, LLC

NOBLE MIDSTREAM GP LLC

and

NOBLE MIDSTREAM PARTNERS LP

dated as of

September 20, 2016

SCHEDULES:
Schedule A	ROFR Acreage
Schedule B	General and Administrative Services
Schedule C	Reserved
Schedule D	Reserved
Schedule E	Property Access Rights

i

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (as amended, modified, supplemented or restated from time to time in accordance with the terms hereof, this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and between Noble Energy, Inc., a Delaware corporation (“Noble”), Noble Energy Services, Inc., a Delaware corporation (“NESI”), NBL Midstream, LLC, a Delaware limited liability company (“NBL Midstream”), Noble Midstream Services, LLC, a Delaware limited liability company (“OpCo”), Noble Midstream GP LLC, a Delaware limited liability company (the “General Partner”), and Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership” and, together with Noble, NBL Midstream, OpCo and the General Partner, the “Parties” and each a “Party”).

RECITALS

1. Capitalized terms used in this Agreement are defined in Article I.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to (i) the amount to be paid by the Partnership for general and administrative services relating to operating the Partnership’s business to be performed by Noble and its Affiliates (including the General Partner) for and on behalf of the Partnership Group, (ii) the reimbursement of expenses incurred by Noble and its Affiliates on behalf of the Partnership Group and (iii) the reimbursement of costs incurred by Noble and its Affiliates on behalf of the Partnership Group for certain transition services.

4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amendment and restatement of the Partnership Group’s right of first refusal to purchase the ROFR Assets and the right of first offer to purchase the ROFO Equity.

5. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the amendment and restatement of the Partnership Group’s right to access and use certain items of real and personal property owned by Noble.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Deadline” means the First ROFR Asset Acceptance Deadline, the Second ROFR Asset Acceptance Deadline or the ROFR Services Acceptance Deadline, as applicable.

“Administrative Fee” is defined in Section 3.2(a).

“Affiliate” is defined in the Partnership Agreement; provided that, for the purposes of this Agreement, any Person that is a Partnership Group Member shall be deemed not an Affiliate of Noble and its Subsidiaries (other than the Partnership Group).

“Agreement” is defined in the introductory paragraph of this Agreement.

“Closing Date” means the closing date of the Partnership’s IPO.

“Confidential Information” means (1) all information contained in (and the existence of) each Services Notice and Disposition Notice and (2) any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a Receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the Receiving Party without any obligation to keep it confidential by a Third Party under circumstances which are not known to the Receiving Party to involve a breach of the Third Party’s obligations to a Party or (c) was developed independently of information furnished or made available to the Receiving Party as contemplated under this Agreement.

“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and between the General Partner, the Partnership, Noble, NBL Midstream, NBL Midsteam Holdings, LLC and the other Partnership Group Members party thereto, with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Covered Property Losses” is defined in Section 2.2.

“Deductible” is defined in Section 2.5(a).

“Disclosing Party” is defined in Section 6.1(a).

“Disposition Notice” is defined in Section 4.2(a).

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereinafter in effect relating to (a) pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq., and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“First ROFR Asset Acceptance Deadline” is defined in Section 4.2(a).

“General and Administrative Services” is defined in Section 3.1(a).

“General Partner” is defined in the introductory paragraph of this Agreement.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, radioactive materials, polychlorinated biphenyls and greenhouse gases and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons.

“Identification Deadline” means the third anniversary of the Closing Date.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article II.

“IPO” means the initial public offering of common units representing limited partner interests in the Partnership.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mediation Notice” is defined in Section 6.2(b).

“NBL Midstream” is defined in the introductory paragraph of this Agreement.

“NEI Invoice Delivery Date” is defined in Section 3.2(d)(i).

“NESI” is defined in the introductory paragraph of this Agreement.

“Noble” is defined in the introductory paragraph of this Agreement. The term “Noble” shall include any successor by merger to the ultimate parent company of Noble Energy Group.

“Noble Energy Group” means Noble and all of its Subsidiaries (other than the General Partner and the Partnership Group).

“Noble Energy Group Member” means any member of the Noble Energy Group.

“Offer Price” is defined in Section 4.2(a).

“OpCo” is defined in the introductory paragraph of this Agreement.

“Operational Services and Secondment Agreement” means that certain Operational Services Agreement, dated as of the Closing Date, by and among the Partnership, the General Partner, Noble, NESI and the other Persons party thereto from time to time, as such agreement may be amended, supplemented or restated from time to time.

“Original Lease” is defined in Section 2.3(c).

“Partnership” is defined in the introductory paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Partnership Assets” means all assets, or portions thereof, conveyed, contributed or otherwise Transferred or intended to be conveyed, contributed or otherwise Transferred pursuant to the Contribution Agreement to any Partnership Group Member, or owned by, leased by or necessary for the operation of the business, properties or assets of any Partnership Group Member as of the Closing Date.

“Partnership Change of Control” means Noble ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the General Partner, whether through ownership of voting securities, by contract or otherwise.

“Partnership Group” means the Partnership and its consolidated Subsidiaries.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Invoice Payment Date” is defined in Section 3.2(d)(ii).

“Partnership Interest” is defined in the Partnership Agreement.

“Partnership Parties” has the meaning given to such term in the Operational Services and Secondment Agreement.

“Party” and “Parties” are defined in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Property Access Rights” means the access rights of the Partnership Group on certain real and personal property retained by Noble following the consummation of the IPO, such real and personal property set forth on Schedule E.

“Proposed Provider” is defined in Section 4.2(b).

“Proposed ROFO Transaction” is defined in Section 4.4(a).

“Proposed Service Acreage” is defined in Section 4.2(b).

“Proposed Services” is defined in Section 4.2(b).

“Proposed Transferee” is defined in Section 4.2(a).

“Receiving Party” is defined in Section 6.1(a).

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-207560) filed by the Partnership and relating to the IPO.

“Remaining Vendor Contracts” means each contract between a Noble Energy Group Member and a Third Party vendor of goods or services that (i) is used or useful in connection with the Partnership Group’s assets and the services provided under the Revenue Agreements and (ii) has not prior to the Closing Date been amended, assigned or otherwise modified to cause a Partnership Group Member to be a party to such contract with the applicable vendor.

“Representative” is defined in Section 6.1(a).

“Retained Assets” means all assets, or portions thereof owned by any of the members of the Noble Energy Group that were not directly or indirectly conveyed, contributed or otherwise Transferred to the Partnership Group in connection with the IPO.

“Revenue Agreement” means, collectively, the following, as the same may be amended, amended and restated, supplemented or otherwise modified, including by the entry into new or additional Agreement Addenda in respect of any of the following:

•	those certain Second Amended and Restated Fresh Water Services Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Fresh Water Services last updated as of March 31, 2016, and each Second Amended and Restated Agreement Addendum thereto executed from time to time by Noble or its Affiliates and OpCo or one or more of its Subsidiaries;

•	those certain Second Amended and Restated Gas Gathering Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Gas Gathering Services last updated as of March 31, 2016, and each Second Amended and Restated Agreement Addendum thereto executed from time to time by Noble or its Affiliates and OpCo or one or more of its Subsidiaries;

•	those certain Second Amended and Restated Crude Oil Gathering Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Crude Oil Gathering Services last updated as of March 31, 2016, and each Second Amended and Restated Agreement Addendum thereto executed from time to time by Noble or its Affiliates and OpCo or one or more of its Subsidiaries;

•	those certain Third Amended and Restated Crude Oil Treating Agreements, dated effective as of March 31, 2016, consisting of the Third Amended and Restated Agreement Terms and Conditions Relating to Crude Oil Treating Services last updated as of March 31, 2016, and each Third Amended and Restated Agreement Addendum thereto executed from time to time by Noble or its Affiliates and OpCo or one or more of its Subsidiaries;

•

those certain Second Amended and Restated Produced Water Services Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Produced

Water Services last updated as of March 31, 2016, and each Second Amended and Restated Agreement Addendum thereto executed from time to time by Noble or its Affiliates and OpCo or one or more of its Subsidiaries;

•	those certain Texas Crude Oil Gathering Agreements, dated effective as of September 1, 2016, consisting of the Texas Agreement Terms and Conditions Relating to Crude Oil Gathering last updated as of September 1, 2016, and each Agreement Addendum thereto executed from time to time by Rosetta Resources Operating LP or its Affiliates and OpCo or one or more of its Subsidiaries; and

•	those certain Texas Produced Water Services Agreements, dated effective as of September 1, 2016, consisting of the Texas Agreement Terms and Conditions Relating to Produced Water Services last updated as of September 1, 2016, and each Agreement Addendum thereto executed from time to time by Rosetta Resources Operating LP or its Affiliates and OpCo or one or more of its Subsidiaries.

“Rights Termination Date” means the earliest to occur of (a) fifteen years following the Closing Date, (b) a Partnership Change of Control or (c) a termination of this Agreement pursuant to Section 6.4.

“ROFO Equity” means any equity interests that a Noble Energy Group Member holds in a Subsidiary of the Partnership. For the avoidance of doubt, as of the date of this Agreement, all ROFO Equity is held by NBL Midstream.

“ROFO Notice” is defined in Section 4.4(a).

“ROFO Response” is defined in Section 4.4(a).

“ROFR Acreage” means, with respect to oil and gas assets, (i) all leasehold acreage and fee acreage currently owned by Noble Energy Group in the areas of Dimmit, Reeves and Webb Counties, Texas to the extent described on Schedule A, (ii) all leasehold acreage and fee acreage currently owned by Noble Energy Group in Weld County, Colorado and the Utica Shale in Pennsylvania and West Virginia and (iii) all leasehold acreage and fee acreage in the future acquired by Noble Energy Group onshore in the continental United States of America; provided that any acreage specifically released in a written instrument signed by the Partnership subsequent to the date hereof are excluded from the definition of ROFR Acreage.

“ROFR Assets” means the ownership interests of a Noble Energy Group Member in any assets currently owned or in the future developed or acquired that satisfy all of the following criterion: such assets are (i) owned by a Noble Energy Group Member at the time of the proposed Transfer for the purpose of providing ROFR Services, (ii) are located on ROFR Acreage, (iii) not used by any Noble Energy Group Member at the time of the proposed Transfer to provide services to or with respect to production from the Marcellus formation and (iv) are of a type that are useful in the provision of ROFR Services.

“ROFR Notice” means a Disposition Notice or a Services Notice, as applicable.

“ROFR Services” means (1) those midstream services that are of the type covered by a Revenue Agreement, as of the Closing Date, which, for the avoidance of doubt, include oil gathering, gas gathering, produced water services, fresh water services and oil treating and (2) services of a type provided at gas processing plants and LNG facilities.

“ROFR Services Acceptance Deadline” is defined in Section 4.2(b).

“Sale Assets” is defined in Section 4.2(a).

“Second ROFR Asset Acceptance Deadline” is defined in Section 4.2(a).

“Service Rate” is defined in Section 4.2(b).

“Services Contract” is defined in Section 4.2(b).

“Services Notice” is defined in Section 4.2(b).

“Subsidiary” is defined in the Partnership Agreement.

“Third Party” means a Person that is not a Partnership Group Member, and additionally, for the purposes of Article IV, a Person that is not a Noble Energy Group Member.

“Transfer” including the correlative terms “Transferring” or “Transferred” means (i) any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) and (ii) any dedication of services and any commitment or similar contractual arrangement that would have the effect of excluding the Partnership from the opportunity to provide the applicable services. For the avoidance of doubt, a Transfer of equity interests in an entity that holds a ROFR Asset shall constitute a Transfer.

“Wells Ranch CGF Indemnity” is defined in Section 2.3(c).

“Wells Ranch CGF Surface Lease” is defined in Section 2.3(c).

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes such Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

INDEMNIFICATION

2.1 Environmental Indemnification.

(a) To the fullest extent permitted by law, Noble shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws associated with or arising from the ownership or operation of the Partnership Assets prior to the Closing Date;

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Partnership Assets as in effect prior to the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the disposal or the release of Hazardous Substances generated by operation of the Partnership Assets at locations not constituting Partnership Assets), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws as in effect prior to the Closing Date; and

(iii) any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Closing Date and whether occurring under Environmental Laws as in effect prior to, at or after the Closing Date;

provided, however, that with respect to any violation of Environmental Laws subject to Section 2.1(a)(i) or any environmental event, condition or matter subject to Section 2.1(a)(ii), Noble will be obligated to indemnify such Partnership Group Member only to the extent that such violation or environmental event, condition or matter (x) was caused by the consummation of the transactions contemplated by the Contribution Agreement or commenced, occurred or existed before the Closing Date under Environmental Laws as in effect prior to the Closing Date and (y) Noble is notified in writing of such violation or environmental event, condition or matter prior to the Identification Deadline. For the avoidance of doubt, Noble shall have no indemnification obligations under Sections 2.1(a)(i) and 2.1(a)(ii) with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated after the Closing Date. Losses subject to indemnification in this Section 2.1(a)(i) are referred to collectively as “Covered Environmental Losses.”

(b) To the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless the Noble Energy Group from and against any Losses suffered or incurred by such Partnership Group Member, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws associated with or arising from the ownership or operation of the Partnership Assets occurring on or after the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Partnership Assets occurring on or after the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the disposal or the release of Hazardous Substances generated by operation of the Partnership Assets at locations not constituting Partnership Assets), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities or other corrective action required or necessary under Environmental Laws as in effect on or after the Closing Date and (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws as in effect on or after the Closing Date;

and regardless of whether such violation included under Section 2.1(b)(i) or such environmental event, condition or matter included under Section 2.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses (without giving effect to the Deductible).

2.2 Right-of-Way Indemnification. Noble shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member by reason of or arising out of the following (“Covered Property Losses”):

(a) the failure of such Partnership Group Member to hold valid and indefeasible rights granted under surface use agreements, rights-of-way, surface leases, other easement rights or other real property interests in and to the lands on which any of the Partnership Assets conveyed or contributed to such Partnership Group Member on the Closing Date is located as described in the Registration Statement, and such failure (i) renders such Partnership Group Member liable to a Third Party or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by Noble immediately prior to the Closing Date or (ii) renders such Partnership Group Member unable to use the applicable real property interest for its intended purpose;

(b) the failure of such Partnership Group Member to have the consents, licenses and permits necessary to allow (i) any pipeline included in the Partnership Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date or (ii) the Transfer of any of the Partnership Assets to the Partnership Group, in each case, where such failure renders the Partnership Group liable to a Third Party or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated as described in the Registration Statement; and

(c) the cost of curing any condition set forth in Section 2.2(a) or (b) that does not allow any Partnership Assets to be operated in accordance with prudent industry practice;

provided, however, in each case, to the extent Noble is notified in writing of any of the foregoing prior to the Identification Deadline and in each case other than in respect of which the Partnership has indemnified Noble for the Wells Ranch CGF Indemnity.

2.3 Additional Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Section 2.1(a) and Section 2.2, to the fullest extent permitted by law, Noble shall indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member by reason of or arising out of:

(i) (A) the consummation of the transactions contemplated by the Contribution Agreement or (B) events and conditions associated with the ownership or operation of the Partnership Assets and with respect to this subsection (B) only, occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1 and Covered Property Losses which are provided for under Section 2.2);

(ii) any litigation matters attributable to the ownership or operation of the Partnership Assets prior to the Closing Date and any obligations arising out of incidents or events related to fire, explosion or other similar extraordinary event on or near the Partnership Assets prior to the Closing Date;

(iii) events and conditions associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(iv) all federal, state and local Tax liabilities attributable to the ownership or operation of the Partnership Assets on or prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such Tax liabilities that may result from the consummation of the transactions contemplated by the Contribution Agreement; and

(v) the failure of any Partnership Group Member to have on the Closing Date any consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated immediately prior to the Closing Date.

(b) The Partnership shall indemnify, defend and hold harmless Noble Energy Group from and against any Losses suffered or incurred by any Noble Energy Group Member by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Partnership Assets and to the extent occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.2(a) and Losses for which the Partnership is indemnifying Noble under Section 2.1(b)), unless such indemnification would not be permitted by any Partnership Group Member under the Partnership Agreement.

(c) The Partnership shall indemnify, defend and hold harmless the Noble Energy Group from and against any Losses suffered or incurred by any Noble Energy Group Member by reason of or arising out of events and conditions, regardless of whether occurring prior to or following the Closing Date (the “Wells Ranch CGF Indemnity”), to the extent associated with the Surface Lease, dated as of May 18, 2012, by and between Noble, Wells Ranch, LLLP and the other persons named as “Owners” thereunder, covering approximately 61 acres in Weld County, Colorado (the “Original Lease”), as assigned, amended or otherwise modified by that certain Partial Assignment of Surface Lease with Wattenberg Holding, LLC, dated October 22, 2012, pursuant to which a portion of Noble’s interest in the Surface Lease was assigned to such assignee, as further assigned, amended or otherwise modified by that certain Amendment to Surface Lease, dated June 18, 2013, pursuant to which certain payment terms appearing in the Surface Lease were modified, as further assigned, amended or otherwise modified by that certain First Amendment to Surface Lease, dated July 3, 2013, pursuant to which certain terms of the Surface Lease were modified, as further assigned, amended or otherwise modified by that certain Amendment 03 to Surface Lease, dated effective as of January 1, 2015, pursuant to which OpCo became a party to the Original Lease (such Original Lease, and all amendments prior to the date hereof and as such Original Lease may be further assigned, amended or otherwise modified from time to time, the “Wells Ranch CGF Surface Lease”). In consideration of this Wells Ranch CGF Indemnity, Noble hereby agrees that it will not sell, assign, transfer or otherwise modify the Wells Ranch CGF Surface Lease from and after the date hereof without the prior written consent of OpCo.

(d) The Partnership shall indemnify, defend and hold harmless the Noble Energy Group from and against any Losses suffered or incurred by any Noble Energy Group Member by reason of or arising out of events and conditions associated with the Partnership’s exercise of the Property Access Rights.

2.4 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of and pursuit of any counterclaims relating to any claims covered by the indemnification under this Article II, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims (provided, that the Indemnified Party has an opportunity to review the use of its name and does not reasonably object to such use), the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.4. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.5 Limitations Regarding Indemnification.

(a) Noble shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member under this Agreement until such time as the total aggregate amount of Losses incurred by the Partnership Group exceeds $500,000 (the “Deductible”), in the aggregate for all types of Losses, at which time Noble shall be obligated to indemnify the Partnership Group for the amount of such Losses in excess of the Deductible.

(b) For the avoidance of doubt, (i) there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II, and (ii) the Partnership’s indemnification obligations under this agreement shall be reduced on a dollar for dollar basis pro rata relative to Noble’s direct or indirect ownership interest in the Partnership Group Member that owns or leases or otherwise controls the Partnership Assets with respect to which an indemnification obligation for Losses exists.

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL AUTHORITY OR OTHER THIRD PARTY.

2.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing Date, Section 2.1, Section 2.2 and Section 2.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the covenants of the Parties set forth in Article II. Except for (a) the remedies contained in Section 2.1, Section 2.2 and Section 2.3, (b) any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article II and (c) the remedies available at law or in equity in connection with any other document delivered by a Party in connection with the transactions contemplated hereby (including pursuant to the Contribution Agreement), from and after the Closing Date, to the fullest extent permitted by applicable law each of the Parties releases, remises and forever discharges the other and its Affiliates and all such Persons’ equity holders, partners, members, officers, directors, employees, agents, advisors and representatives from any and all Losses in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE III

SERVICES; REIMBURSEMENT

3.1 General and Administrative Services.

(a) Noble agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, the centralized general and administrative services that Noble and its Affiliates have traditionally provided in connection with the ownership and operation of the Partnership Assets, which consist of the services set forth on Schedule B (the “General and Administrative Services”).

(b) Absent the written agreement of the Parties to the contrary, the Parties agree that the General and Administrative Services will be received by the General Partner, for the benefit of the Partnership Group, at the places of business of the General Partner and its subsidiaries.

(c) The Parties acknowledge that the Administrative Fee, together with the other costs and expenses of the General and Administrative Services described herein, will be allocated among the Partnership Group Members (which for the avoidance of doubt, includes each of the Subsidiaries of the Partnership that own the real property interests and physical assets of the Partnership Group Members) based on any reasonable allocation methodology as determined by the General Partner.

(d) For the avoidance of doubt, the General and Administrative Services provided by Noble pursuant to this Article III will be in addition to, and not in duplication of, the services that will be provided to the Partnership Parties by Noble and NESI under the Operational Services and Secondment Agreement and the functions performed by the employees seconded to the Partnership Parties under the Operational Services and Secondment Agreement, and neither Noble nor NESI shall not be entitled to reimbursement under this Agreement for any costs or expenses for which Noble or NESI is entitled to payment or reimbursement under the Operational Services and Secondment Agreement.

3.2 Administrative Fee.

(a) As consideration for Noble’s and its Affiliates’ provision of the General and Administrative Services, the Partnership Group will pay to Noble an annual flat fee that will initially be equal to $6,850,000 per year (and prorated for the portion of year following the consummation of the IPO) (the “Administrative Fee”), which will be payable in monthly installments. The Parties acknowledge that the fixed fee reflects the costs expected to be incurred by Noble and its Affiliates in providing the General and Administrative Services (other than those costs for which Noble and its Affiliates are entitled to reimbursement pursuant to Section 3.3 below). The Parties further acknowledge and agree that it is the intent of the Parties that the General and Administrative Services be provided based on an arm’s-length standard and that the Administrative Fee is intended to reflect such standard. For the avoidance of doubt, the Parties further acknowledge and agree that the Administrative Fee will cover the fully burdened cost of the General and Administrative Services provided by Noble and its Affiliates to the Partnership Group, as well as any third-party costs actually incurred by Noble and its Affiliates on behalf of the Partnership Group in providing such General and Administrative Services (other than those costs for which Noble and its Affiliates are entitled to reimbursement pursuant to Section 3.3), including all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the General and Administrative Services provided by Noble and its Affiliates to the Partnership Group pursuant to Section 3.1.

(b) If any officer of the General Partner is not covered by the amount paid under the Operational Services and Secondment Agreement, then the Partnership Group shall be allocated an amount in consideration for the services of such employees of Noble Energy Group in their capacities as officers of the General Partner and the Partnership Group Members and such allocated amount shall be included in the Administrative Fee.

(c) Concurrently with the annual rate redetermination process under the Revenue Agreements, Noble shall submit to the Board of Directors of the General Partner its good faith estimate of the cost of the General and Administrative Services to be provided to the Partnership Group for the coming 12-month period, which may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to changes in any law, rule or regulation applicable to Noble and its Affiliates or the Partnership Group, including any interpretation of such laws, rules or regulations. The Board of Directors of the General Partner shall review the proposed Administrative Fee and shall submit any disputes to Noble as promptly as reasonably practicable. If Noble and the Board of Directors of the General Partner are unable to agree on the Administrative Fee for any year, Noble and the Partnership shall submit the proposed Administrative Fee and supporting documentation to an independent auditing firm for review, and the determination of the independent auditing firm with respect to all items included in the Administrative Fee shall be binding on Noble and the Partnership. Notwithstanding anything contained herein to the contrary, the Administrative Fee shall not be increased until after the third anniversary of the Closing Date.

(d) The Administrative Fee shall be invoiced and paid as follows:

(i) Within 20 days following the end of each month (or the next succeeding business day) beginning with the first full month after the Closing Date and continuing through the termination of this Agreement pursuant to Section 6.4 (the “NEI Invoice Delivery Date”), Noble will submit to the Partnership Group an invoice of the amounts due for such month for the Administrative Fee. Each invoice will be as detailed as the General Partner may require, acting reasonably, including (if requested) support of amounts set forth in the invoice and such other supporting detail as requested.

(ii) The Partnership Group will pay the Administrative Fee within 10 days after the receipt of the invoice therefor (the “Partnership Invoice Payment Date”). The Partnership Group shall not offset any amounts owing to it by Noble or any of its Affiliates against the Administrative Fee payable hereunder.

3.3 Reimbursement of General and Administrative Expenses. In addition to the Administrative Fee payable under Section 3.2, to the extent that Noble and its Affiliates incur direct third-party expenses for the exclusive benefit of the Partnership Group, the Partnership Group will reimburse Noble and its Affiliates for such additional out-of-pocket costs and expenses actually incurred (so long as such amounts are invoiced within three months of incurrence).

3.4 Transition Services. Following the consummation of the IPO, Noble shall use commercially reasonable efforts to amend, assign or otherwise modify the Remaining Vendor Contracts such that a Partnership Group Member is directly contracting with the applicable Third Party vendor under such Remaining Vendor Contracts. Until such time as Noble is able to enter into the amendments referenced in the foregoing sentence, Noble shall make payments to the vendors under the Remaining Vendor Contracts, and the Partnership shall reimburse Noble for any such payments made on its behalf. Noble shall provide an invoice to OpCo of all payments made pursuant to the Remaining Vendor Contracts by the NEI Invoice Delivery Date for the applicable month, and OpCo shall reimburse Noble for all such payments on or before the Partnership Invoice Payment Date for the applicable month.

ARTICLE IV

RIGHT OF FIRST REFUSAL AND RIGHT OF FIRST OFFER

4.1 Right of First Refusal to Purchase Certain Assets.

(a) Beginning on the date hereof and terminating on the Rights Termination Date, Noble, on behalf of itself and each Noble Energy Group Member, hereby grants to the Partnership a right of first refusal on (i) any proposed Transfer of any ROFR Assets by any Noble Energy Group Member (other than a grant of a security interest to a bona fide third-party lender or a Transfer to any Noble Energy Group Member; provided that such Noble Energy Group Member shall remain bound by this Section 4.1(a) with respect to the ROFR Assets); and (ii) the provision of ROFR Services to any Noble Energy Group Member on the ROFR Acreage.

(b) The Parties acknowledge that all potential Transfers of ROFR Assets pursuant to this Section 4.1 are subject to obtaining any and all required written consents of Third Parties, including Governmental Authorities.

(c) The Partnership shall have the right, in its sole discretion, to assign its rights under this Section 4.1 to any Affiliate of the Partnership.

4.2 ROFR Procedures and Exceptions.

(a) Asset Sale Procedures. The following sets forth the procedure for Noble to undertake to honor the right of first refusal with respect to the ROFR Assets. Noble’s actions described in this Section 4.2(a) shall be taken by Noble, or Noble shall cause the applicable Noble Energy Group Member to take such actions.

(i) If Noble proposes to Transfer one or more ROFR Assets to any Third Party, then Noble shall promptly give written notice (a “Disposition Notice”) thereof to the Partnership. The Disposition Notice shall set forth the following information in respect of the proposed Transfer: (1) the name and address of any prospective acquirors (collectively, the “Proposed Transferee”), (2) the ROFR Assets subject to the Disposition Notice (the “Sale Assets”), (3) the purchase price offered by such Proposed Transferee or, if no Proposed Transferee has been identified, a commercially reasonable price in the opinion of Noble, in either case including any non-cash consideration (either price described in this clause (3), the “Offer Price”), (4) reasonable detail concerning any non-cash portion of the Offer Price, if any, to allow the Partnership to reasonably determine the fair market value of such non-cash consideration, and a statement of the estimate of the fair market value of any non-cash consideration in the opinion of Noble (such term in this Section 4.2 to refer, collectively, to both Noble and the Noble Energy Group Member Transferring the applicable ROFR Asset), and (5) all other material terms and conditions of the Transfer that are then known to Noble and its Affiliates. To the extent a Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration.

(ii) The Partnership will provide written notice of either (1) its intent to dispute the Offer Price, as provided in Section 4.2(a)(iii) below or (2) its decision regarding the exercise or non-exercise of its right of first refusal to purchase the Sale Assets within 60 days after its receipt of the Disposition Notice (the “First ROFR Asset Acceptance Deadline”). Failure to provide such notice on or prior to the First ROFR Asset Acceptance Deadline shall be deemed to constitute an affirmative decision not to purchase the Sale Assets.

(iii) In the event (1) the Offer Price contains non-cash consideration and the Partnership’s determination of the fair market value of such non-cash consideration described in the Disposition Notice (to be determined by the Partnership on or prior to the First ROFR Asset Acceptance Deadline) is less than the fair market value of such consideration as determined by Noble in the Disposition Notice and (2) the Partnership and Noble are unable to mutually agree upon the fair market value of such non-cash consideration on or prior to the date that is 15 days after the First ROFR Asset Acceptance Deadline, Noble and the Partnership shall engage a mutually agreed upon valuation firm to determine the fair market value of the non-cash consideration. If the Partnership and Noble do not agree on the appointment of such valuation firm, each of the Partnership and Noble shall appoint an independent third party and shall instruct such third party, together with the independent third party appointed by the other Party, to select a valuation firm to perform the valuation hereunder. Such valuation firm shall be instructed to notify the Partnership and Noble of its decision within 30 days after all material information is submitted thereto, which decision shall be final and binding. The fees of the valuation firm will be split equally between Noble and the Partnership. The Partnership will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets to Noble within 15 days after the valuation firm has submitted its determination (the “Second ROFR Asset Acceptance Deadline”). Failure to provide such notice on or prior to the Second ROFR Asset Acceptance Deadline shall be deemed to constitute an affirmative decision by the Partnership not to purchase the Sale Assets, subject to Section 4.2(f).

(iv) If the Partnership fails to exercise a right during any applicable period set forth in this Section 4.2(a), the Partnership shall be deemed to have waived its right with respect to such proposed disposition of the Sale Assets (subject to Section 4.2(f)), but such waiver shall not extend to any ROFR Assets that were not Sale Assets.

(b) Services Procedures. The following sets forth the procedure for Noble to undertake to honor the right of first refusal with respect to ROFR Services. Noble’s actions described in this Section 4.2(b) shall be taken by Noble or Noble shall cause the applicable Noble Energy Group Member to take such actions.

(i) If a Noble Energy Group Member proposes to (x) contract with any Third Party for the provision of ROFR Services to such Noble Energy Group Member on specified acreage that is ROFR Acreage or (y) continue, extend or renew any existing contract other than a Revenue Agreement for the provision of ROFR Services to such Noble Energy Group Member on acreage that is ROFR Acreage (either contract described in clauses (x) or (y), a “Services Contract”), then Noble shall promptly give written notice (a “Services Notice”) thereof to the Partnership. The Services Notice shall set forth the following information in respect of the Services Contract: (1) the name and address of any prospective provider of ROFR Services (collectively, the “Proposed Provider”), (2) a detailed description of the services subject to the Services Notice (the “Proposed Services”), (3) the rate proposed to be charged by such Proposed Provider or, if no Proposed Provider has been identified, a commercially reasonable price in the opinion of the Noble Energy Group (either price described in this clause (3), the “Service Rate”), (4) a description of the area in which the Proposed Services are required (the “Proposed Service Acreage”), (5) the in-service date required by the applicable Noble Energy Group Member, (6) reasonable detail of any required capital commitments or the build costs to acquire or build any assets necessary to provide the Proposed Services that have been proposed by the Proposed Provider, or, if no Proposed Provider has been identified, commercially reasonable capital commitments or build costs to acquire or build any assets necessary to provide the Proposed Services in the opinion of the Noble Energy Group; and (7) all other material terms and conditions that have been negotiated between such Noble Energy Group Member and such Proposed Provider, or, if no Proposed Provider has been identified, any other commercially reasonable terms and conditions in the opinion of the Noble Energy Group.

(ii) The Partnership will provide written notice of its decision regarding the exercise or non-exercise of its right of first refusal to provide the Proposed Services within 60 days after its receipt of the Services Notice (the “ROFR Services Acceptance Deadline”). Failure to provide such notice prior to the ROFR Services Acceptance Deadline shall be deemed to constitute an affirmative decision not to provide the Proposed Services with respect to the Proposed Service Acreage, subject to Section 4.2(f).

(iii) If the Partnership fails to exercise a right during any applicable period set forth in this Section 4.2(b), the Partnership shall be deemed to have waived its rights to provide the Proposed Services on the Proposed Service Acreage (subject to Section 4.2(f)), but such waiver shall not extend to ROFR Services that were not described in the Services Notice and shall not extend to ROFR Acreage that was not included in the Proposed Service Acreage.

(c) If the Partnership chooses to exercise its right of first refusal under Section 4.2(a), the Partnership and Noble shall (and Noble shall cause any applicable Noble Energy Group Member to) enter into a definitive agreement for the purchase of the Sale Assets, which shall include the relevant terms included in the Disposition Notice and other reasonable and customary closing terms and conditions, including the following:

(i) with respect to any Sale Assets, the Partnership will agree to deliver cash for the Offer Price (unless the Partnership and Noble agree that consideration will be paid by means of non-cash consideration);

(ii) Noble will represent that it or a Noble Energy Group Member has good and indefeasible title to the Sale Assets, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the Sale Assets, plus any other such matters as the Partnership may approve, which approval will not be unreasonably withheld. If the Partnership desires to obtain any title insurance with respect to the Sale Assets, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by the Partnership;

(iii) Noble will (and Noble shall cause any applicable Noble Energy Group Member to) grant to the Partnership the right, exercisable at the Partnership’s risk and expense, to make such surveys, tests and inspections of the Sale Assets, and perform other diligence with respect to the Sale Assets, as the Partnership may deem desirable, so long as such surveys, tests, inspections or diligence do not damage the Sale Assets or interfere with the activities of Noble and its Affiliates (other than the Partnership Group) thereon and so long as the Partnership has furnished Noble with evidence that adequate liability insurance is in full force and effect;

(iv) The Partnership will have the right to terminate its obligation to purchase the Sale Assets under this Article if the results of any searches, surveys, tests, inspections or diligence conducted pursuant to Section 4.2(c)(ii) or Section 4.2(c)(iii) above are, in the reasonable opinion of the Partnership, unsatisfactory;

(v) the closing date for the purchase of the Sale Assets shall occur no later than 120 days following receipt by Noble of written notice by the Partnership of its intention to exercise its option to purchase the Sale Assets pursuant to Section 4.2(a);

(vi) Noble shall (and Noble shall cause any applicable Noble Energy Group Member to) execute, have acknowledged and deliver to the Partnership a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Sale Assets constituting real property interests, conveying such Sale Assets to the Partnership free and clear of all encumbrances created by Noble and its Affiliates other than those set forth in Section 4.2(c)(ii) above;

(vii) Noble shall (and Noble shall cause any applicable Noble Energy Group Member to) execute, have acknowledged and deliver to the Partnership a bill of sale and any other documents reasonably requested by the Partnership on the closing date for the purchase of the Sale Assets other than real property interests, conveying such Sale Assets to the Partnership free and clear of all encumbrances created by Noble and its Affiliates other than those set forth in Section 4.2(c)(ii) above; and

(viii) neither Noble nor the Partnership shall have any obligation to sell or buy the Sale Assets if any of the material consents referred to in Section 4.1(b) have not been obtained.

(d) If the Partnership chooses to exercise its right of first refusal under Section 4.2(b), the Partnership and Noble shall enter into a definitive agreement for the provision of the Proposed Services on the Proposed Service Acreage on the terms described in the Services Notice provided in accordance with Section 4.2(b).

(e) Noble and the Partnership shall cooperate in good faith in obtaining all necessary approvals, waivers and consents from Third Parties, including Governmental Authorities, required in connection with the exercise of the Partnership’s rights under this Article IV.

(f) If (i) the Transfer to any Third Party of any Sale Assets is not consummated on terms substantially similar to the terms set forth in the Disposition Notice or (ii) the entry into a definitive agreement providing for the provision of Proposed Services by a Third Party has not occurred on terms substantially similar to the terms set forth in the Services Notice, in each case within the later of (A) 120 days after the last applicable Acceptance Deadline, and (B) 10 days after the satisfaction of all approval or filing requirements with Governmental Authorities, if any, the ROFR Notice shall be deemed to lapse, and no member of the Noble Energy Group may Transfer any of the Sale Assets or contract with a Third Party to provide the Proposed Services, as applicable, described in the ROFR Notice without complying again with the provisions of this Article IV, and any purported Transfer to such Third Party or contract for Proposed Services with a Third Party not in compliance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(g) If, after the Partnership has waived its rights pursuant to this Article IV or has allowed an Acceptance Deadline to lapse without the exercise of its rights pursuant to this Article IV, any Noble Energy Group Member proposes to Transfer Sale Assets to a Third Party or contract for the provision of Proposed Services by a Third Party, and such transaction is proposed on terms materially more favorable to such Third Party than those set forth in the applicable ROFR Notice, such ROFR Notice shall be deemed ineffective, and no member of the Noble Energy Group may effect such Transfer of Sale Assets or contract for such provision of Proposed Services, as applicable, without complying again with the provisions of this Article IV.

(h) Notwithstanding anything provided herein, the Noble Energy Group shall be allowed to comply with all preexisting dedications, preferential transfer rights, rights of first refusal (or similar encumbrance) and contracts for service that are in existence on the date that this Agreement becomes effective and on the date that the applicable acreage or asset is acquired by Noble Energy Group (so long as such dedication or contract was not entered into in contemplation of such acquisition). For the avoidance of doubt, to the extent a preexisting encumbrance in favor of a Beneficiary Prohibits Noble from obtaining the applicable ROFR Service from an “affiliate” or Transferring the applicable ROFR Asset to an “affiliate”, Noble may enter into a Services Contract or applicable Transfer documentation without offering the applicable opportunity to the Partnership Group. As used in this paragraph:

(i) “Beneficiary” refers to a Person that is not a Noble Energy Group Member or an Partnership Group Member that is the beneficiary of an encumbrance granted by a Noble Energy Group Member;

(ii) “Prohibit” includes: (x) an express prohibition, (y) requirements that would cause Noble to be in default of a preexisting encumbrance if Noble contracted with an “affiliate”, and (z) requirements that would cause Noble to lose any material benefit of the applicable encumbrance as a result of contracting with an “affiliate”;

(iii) an “affiliate” of Noble shall include the Partnership Group Members so long as the Beneficiary would consider the Partnership Group Members to be “affiliates”; and

(iv) an example of a “loss of material benefit” includes: a situation where a preexisting right of first refusal would permit Noble to contract with an unaffiliated third party but such right of first refusal would convert to a dedication in favor of the Beneficiary in the event that Noble attempted to contract with an “affiliate”.

(i) Each of the applicable Noble Energy Group Member and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary to effectuate the consummation of any transactions between a Noble Energy Group Member and a Partnership Group Member contemplated by this Section 4.2 including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, and consents required in connection therewith.

4.3 Right of First Offer.

(a) Noble, on behalf of itself and each Noble Energy Group Member, hereby grants to the Partnership Group a right of first offer, exercisable at any time prior to the Rights Termination Date, to purchase all or any part of the ROFO Equity to the extent that Noble or any Noble Energy Group Member proposes to Transfer all or any part of any ROFO Equity; provided, however, that Noble or any Noble Energy Group Member may Transfer all or any part of any ROFO Equity to a Noble Energy Group Member that agrees in writing that such ROFO Equity remains subject to the provisions of this Section 4.3 and such Noble Energy Group Member assumes the obligations of Noble under this Section 4.3 with respect to such ROFO Equity, and such Transfer shall not be subject to the Partnership Group’s right of first offer.

(b) The Parties acknowledge that any Transfer of all or any part of any ROFO Equity pursuant to the Partnership Group’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Equity and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders, Governmental Authorities, lenders or other Third Parties; provided, however, that Noble hereby represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Section 4.3 with respect to any ROFO Equity.

(c) The Partnership shall have the right, in its sole discretion, to assign the Partnership Group’s rights under this Section 4.3 to any Affiliate of the Partnership.

4.4 ROFO Procedures. The following sets forth the procedure for Noble and the applicable Noble Energy Group Member to undertake to honor the right of first offer on the ROFO Equity. Noble’s actions described in this Section 4.4 shall be taken by Noble, or Noble shall cause the applicable Noble Energy Group Member to take such actions.

(a) If the applicable Noble Energy Group Member proposes to Transfer all or any part of any ROFO Equity to a Third Party prior to the Rights Termination Date (a “Proposed ROFO Transaction”), the applicable Noble Energy Group Member shall, prior to entering into any such Proposed ROFO Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed ROFO Transaction. The ROFO Notice shall include any material terms, conditions and details that would be necessary for the Partnership to make a responsive offer to enter into the Proposed ROFO Transaction with the applicable Noble Energy Group Member, which terms, conditions and details shall at a minimum include any terms, conditions or details that the applicable Noble Energy Group Member would propose to provide to non-Affiliates in connection with the Proposed ROFO Transaction. If the Partnership determines to purchase the ROFO Equity, the Partnership shall have 60 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed ROFO Transaction with the applicable Noble Energy Group Member (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including the purchase price the Partnership proposes to pay for the ROFO Equity and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed ROFO Transaction. If no ROFO Response is delivered by the Partnership within such 60-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Equity subject to Section 4.3.

(b) Unless the ROFO Response is rejected pursuant to written notice delivered by the applicable Noble Energy Group Member to the Partnership within 60 days after the delivery to the applicable Noble Energy Group Member of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable Noble Energy Group Member, and the applicable Noble Energy Group Member shall enter into a definitive agreement with the Partnership providing for the consummation of the Proposed ROFO Transaction upon the terms set forth in the ROFO Response. Unless the applicable Noble Energy Group Member and the Partnership otherwise agree, the terms of the definitive agreement will include reasonable and customary terms and conditions, including the following:

(i) the Partnership will deliver the agreed purchase price (in cash, Partnership Interests, an interest-bearing promissory note or any combination thereof);

(ii) the closing date for the purchase of the ROFO Equity shall occur no later than 120 days following receipt by the applicable Noble Energy Group Member of the ROFO Response pursuant to Section 4.3(a);

(iii) each of the applicable Noble Energy Group Member and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions between a Noble Energy Group Member and a Partnership Group Member contemplated by this Section 4.4, including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(iv) neither the applicable Noble Energy Group Member nor the Partnership shall have any obligation to consummate the Proposed ROFO Transaction if any consent referred to in Section 4.3 has not been obtained.

(c) If the Partnership has not timely delivered a ROFO Response as specified in this Section 4.4 with respect to a Proposed ROFO Transaction that is subject to a ROFO Notice, the applicable Noble Energy Group Member shall be free to enter into a Proposed ROFO Transaction with any Third Party on terms and conditions no more favorable to such Third Party than those set forth in the ROFO Notice. If the applicable Noble Energy Group Member rejects a ROFO Response with respect to any Proposed ROFO Transaction, the applicable Noble Energy Group Member shall be free to enter into a Proposed ROFO Transaction with any Third Party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such Third Party than those proposed by the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the Partnership in the ROFO Response to the applicable Noble Energy Group Member. If a Proposed ROFO Transaction with a Third Party is not consummated as provided in this Section 4.4(c) within the later of (A) 180 days after the expiration of the 60-day period set forth in Section 4.4(a) or the applicable Noble Energy Group Member’s delivery of notice rejecting the ROFO Response, as applicable, and (B) 10 days after the satisfaction of all approval or filing requirements with Governmental Authorities, if any, the ROFO Notice shall be deemed to lapse, and no member of the Noble Energy Group may enter into a Proposed ROFO Transaction with a Third Party without complying again with the provisions of this Article IV, and any purported consummation of a Proposed ROFO Transaction with a Third Party not in compliance with this Article IV shall be, to the fullest extent permitted by law, null and void.

ARTICLE V

ACCESS RIGHTS

5.1 Access Rights. For the term of this Agreement, Noble hereby grants the Partnership Group access and use rights with respect to certain items of real and personal property related to the Retained Assets set forth on Schedule E, and such rights shall include automation services.

ARTICLE VI

MISCELLANEOUS

6.1 Confidentiality.

(a) From and after the Closing Date, each Party (each, a “Receiving Party”) in possession of another Party’s (each, a “Disclosing Party”) Confidential Information shall (i) hold, and shall cause its Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (each, a “Representative” and, collectively, “Representatives”) to hold, all Confidential Information of each Disclosing Party in strict confidence, with at least the same degree of care that applies to such Receiving

Party’s confidential and proprietary information, (ii) not use such Confidential Information, except as expressly permitted by such Disclosing Party and (iii) not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any Losses resulting from a breach of this Section 6.1 by any of its Representatives.

(b) Notwithstanding Section 6.1(a), if a Receiving Party becomes legally compelled or obligated to disclose Confidential Information of a Disclosing Party by a Governmental Authority or applicable law, or is required to disclose such Confidential Information pursuant to the listing standards of any applicable national securities exchange on which the Receiving Party’s securities are listed or quoted, the Receiving Party shall promptly advise, to the fullest extent permitted by law, the Disclosing Party of such requirement or obligation to disclose Confidential Information as soon as the Receiving Party becomes aware that such a requirement to disclose might become effective in order that, where possible, the Disclosing Party may seek a protective order or such other remedy as the Disclosing Party may consider appropriate in the circumstances. The Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that it is required or obligated to disclose and shall cooperate with the Disclosing Party in allowing the Disclosing Party to obtain such protective order or other relief.

(c) Each Party acknowledges that a Disclosing Party would not have an adequate remedy at law for the breach by a Receiving Party of any one or more of the covenants contained in this Section 6.1 and agrees that, in the event of such breach, the Disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 6.1 and to enforce specifically the terms and provisions of this Section 6.1. Notwithstanding any other provision hereof, to the extent permitted by applicable law, the provisions of this Section 6.1 shall survive the termination of this Agreement for a period of two years.

6.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 6.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Houston, Texas unless otherwise agreed by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this Section 6.2 shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this Section 6.2. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 6.2(b), to the fullest extent permitted by law, each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 6.2(d). The foregoing consents to jurisdiction and service of process shall not, to the fullest extent permitted by applicable law, constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

(d) All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by (a) United States mail, addressed to the Person to be notified, postage prepaid and registered or certified with return receipt requested or (b) delivering such notice in person. Notice given by personal delivery or mail shall be effective upon actual receipt. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

If to any Noble Energy Group Member:

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

Attention: Arnold J. Johnson, with a copy to Aaron C. Carlson

If to any Partnership Group Member:

Noble Midstream Partners LP

1001 Noble Energy Way

Houston, Texas 77070

Attention: Kirk A. Moore, with a copy to Christine M. McMillan

6.3 Entire Agreement. This Agreement and the Contribution Agreement constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.4 Termination of Agreement. This Agreement, other than the provisions set forth in Section 2.1 hereof and this Article VI, may be terminated (a) by the written agreement of all of the Parties or (b) by Noble or the Partnership upon a Partnership Change of Control by written notice given to the other Parties to this Agreement, upon which termination shall be effective at the later of such Partnership Change of Control and the date specified in such written notice. For the avoidance of doubt, the Parties’ indemnification obligations under Article II and the terms of this Article VI shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

6.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by an agreement in writing, signed by (1) Noble, acting on behalf of itself and each other Noble Energy Group Member, (2) the Partnership, acting on behalf of itself and each other Partnership Group Member and (3) any other Party hereto directly impacted by such amendment or modification in a manner different from the other Parties. Notwithstanding the foregoing, the Partnership may release any ROFR Acreage in a written instrument signed by the Partnership.

6.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the General Partner and any Partnership Group Member may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

6.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) (or similar electronic format) shall be effective as delivery of a manually executed counterpart hereof.

6.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a Governmental Authority of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

6.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

NOBLE ENERGY, INC.

By:	/s/ Kenneth M. Fisher
Name:	Kenneth M. Fisher
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Omnibus Agreement

NOBLE ENERGY SERVICES, INC.

By:	/s/ Sebastian Kristof
Name:	Sebastian Kristof
Title:	President

Signature Page to Omnibus Agreement

NBL MIDSTREAM, LLC

By:	/s/ Charles J. Rimer
Name:	Charles J. Rimer
Title:	President

Signature Page to Omnibus Agreement

NOBLE MIDSTREAM SERVICES, LLC

By:	/s/ Terry R. Gerhart
Name:	Terry R. Gerhart
Title:	Chief Executive Officer

Signature Page to Omnibus Agreement

NOBLE MIDSTREAM PARTNERS LP
By:	Noble Midstream GP LLC

By:	/s/ Terry R. Gerhart
Name:	Terry R. Gerhart
Title:	Chief Executive Officer

Signature Page to Omnibus Agreement

NOBLE MIDSTREAM GP LLC

By:	/s/ Terry R. Gerhart
Name:	Terry R. Gerhart
Title:	Chief Executive Officer

Signature Page to Omnibus Agreement

Schedule A

ROFR Acreage

1.	The Dedicated Area, as such term is defined in each Texas Revenue Agreement.

2.	The acreage shown below:

Schedule A-1

Schedule B

General and Administrative Services

1.	Management services of employees of the Noble Energy Group, including Noble stock based compensation expense (as distinguished from General Partner stock based compensation expense, which remains an obligation of the Partnership and not included in the Administrative Fee).

2.	Financial and administrative (including treasury, accounting and internal audit)

3.	Preparing and submitting invoices

4.	Information technology

5.	In-house legal services (for the avoidance of doubt, external counsel hired by the Partnership directly shall be paid by the Partnership directly and therefore such amounts shall not be included in the Administrative Fee)

6.	Health, environmental, safety and security (including third-party security services)

7.	Human resources

8.	Tax

9.	Payroll

10.	Procurement, inventory and other vendor contracts

11.	Real property/land rights (provided that to the extent possible, the Partnership Group shall obtain the rights of way and use agreements directly from third parties who hold the surface rights to the applicable real property)

12.	Investor relations

13.	Government relations, governmental compliance and public affairs

14.	Analytical & engineering (including asset integrity and regulatory services)

15.	Business development

16.	Risk management

17.	Executive services

18.	Facility services

19.	Logistical services

20.	Asset oversight, such as operational management and supervision

21.	Public company reporting services

Schedule B-1

Schedule C

Reserved.

Schedule C-1

Schedule D

Reserved

Schedule D-1

Schedule E

Property Access Rights

1.	Offices in Denver and Greeley, Colorado, and in Houston, Texas

2.	Operational control center in Greeley, Colorado

3.	All safety & training facilities and

4.	Automation and measurement facilities and equipment.

Schedule E-1